Free Writing Prospectus Dated August 10, 2010 Registration Statement No. 333-156423 Filed Pursuant to Rule 433

                                                                  Morgan Stanley
Morgan Stanley Second Quarter 2010 Overview
August 2010
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Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Report on Form 10-K for the year ended
December 31, 2009, 2010 Quarterly Reports on Form 10-Q and Current Reports on
Form 8-K, including any amendments thereto, all of which are available on
www.morganstanley. com.

This presentation may contain forward -looking statements. You are cautioned not to place undue reliance on forward -looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see the Company's Annual Report on Form 10-K for the year ended
December 31, 2009, 2010 Quarterly Reports on Form 10-Q and Current Reports on
Form 8-K, including any amendments thereto.

The issuer has filed a registration statement (including a prospectus) with the
SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and any offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC global web site at
www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in such an offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Index

[] Consolidated Financial Highlights
   - Institutional Securities
   - Global Wealth Management Group
   - Asset Management

[] Capital

[] Liquidity

[] Funding Diversification

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Consolidated Financial Highlights

2Q10 Net Revenues of $8.0 Bn(1)
-------------------------------
Business Mix 2Q10

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2Q 2010 Highlights -

[]   Second quarter revenues were $8.0 billion

[]   Difficult macro environment characterized by uncertainties regarding global growth, concerns on European sovereign credit risk, and in the United
     States the impact of financial regulatory reform

[]   Earnings Per Diluted Share were $1.09
     -    Income from Continuing Operations of $0.80 per Diluted Share

[]   Continued progress on the execution of our strategy

     Source:
     Morgan Stanley Earnings Conference Call, SEC Filings
(1)  The quarter ended June 30, 2010 includes results from the Morgan Stanley
     Smith Barney joint venture effective from May 31, 2009.
(2)  Represents combined revenues from Fixed Income Sales and Trading, Other
     Sales and Trading and other ISG.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Institutional Securities

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2Q 2010 Highlights -

[] Net Revenues of $4.5 billion
   - Positive impact of approximately $750 million from DVA(3)

[] For the first half of 2010, Investment Banking was
   - #1 In Global IPOs
   - #2 in Global Announced and Completed MandA
   - #3 in Global Equity

[] Investment Banking, Commodities, Prime Brokerage and Cash Equity Trading
   reported solid results

     Source:
     Morgan Stanley Earnings Conference Call , SEC Filings, Thomson Reuters --
     for the period of January 1, 2010 to June 30, 2010
(1)  Represents combined revenues from Fixed Income Sales and Trading and Other
     Sales and Trading.
(2)  Includes Investments and other revenues.
(3)  Represents the changes in Morgan Stanley's credit spreads resulting from fluctuation in the fair value of certain of its long-term and short-term borrowings (commonly referred to as "DVA") .

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Global Wealth Management Group

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2Q 2010 Highlights -

[] $207 million PBT and 7% PBT margin
   - Quarterly integration costs of $106 million

[] 18,087 Financial Advisors

[] $1.5 trillion total client assets

[] ($5.5) billion in retail net new assets, reflecting the quarter's market volatility and seasonal tax payment -related outflows

[] $679,000 average annualized revenue per global representative

     Source:
     Morgan Stanley Earnings Conference Call, SEC Filings
(1)  Results include Morgan Stanley Smith Barney joint venture effective from
     May 31, 2009.
(2)  "Other" includes Investment Banking and Other revenues.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Asset Management

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2Q 2010 Highlights -

[] Total assets under management of $251 billion

[] Approximately 70% of our equity and fixed income strategies continued to outperform their respective benchmarks on a three, five, and ten-year basis

    Source:
    Morgan Stanley Earnings Conference Call, SEC Filings
(1)  "Other" includes Investment Banking, Net Interest, Commissions and Other
     revenues.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Capital

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2Q10 Key Capital Ratios (Basel I)
---------------------------------
Tier 1 Common Ratio     9.2%

Tier 1 Capital Ratio    16.5%

Source:
Morgan Stanley SEC Filings

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Liquidity

[]   Sufficient liquidity is maintained to meet funding and contingent obligations based on the Company's balance sheet, business mix and as modeled in its liquidity stress tests.

                                                        Average Balance
                                                    -----------------------
                                                    For Qtr End For Qtr End
                                 6/30/10  3/31/10     6/30/10     3/31/10
Balance Sheet ($Bn)                  809    820         824         816
--------------------------------------------------------------------------------
Liquidity Reserve
--------------------------------------------------------------------------------
  Parent ($Bn)                        63     57           60          65
--------------------------------------------------------------------------------
  Subsidiaries ($Bn)                  90     96           92          90
--------------------------------------------------------------------------------
Total ($Bn)                          153    153          152         155
================================================================================
Liquidity as % of Balance Sheet      19%    19%          18%         19%
--------------------------------------------------------------------------------

Source:
Morgan Stanley SEC Filings

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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Funding Diversification

Composition of Funding Liabilities and Equity

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     Source: Morgan Stanley SEC Filings
(1)  4Q07 numbers as reported on a fiscal-year basis. 4Q07 Liabilities and
     Equity -- Commercial Paper and Other Short-Term Borrowings - $34.5,
     Long-Term Debt - $190.6, Secured Financing - $301.0, Deposits - $31.2,
     Shareholders Equity - $31.3
(2)  2Q10 numbers as reported on a calendar -year basis. 2Q10 Liabilities and
     Equity -- Commercial Paper and Other Short-Term Borrowings - $3.8,
     Long-Term Debt - $182.8, Secured Financing - $219.4, Deposits - $61.4,
     Shareholders Equity (Excluding Non-controlling Interests) - $51.0.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. The presentation has not been updated since it was originally presented.

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